Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DUET ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

DUET ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is DUET Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 20, 2021 (the “Original Certificate”). A Certificate of Amendment to Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 29, 2021. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 19, 2022 (the “Amended and Restated Certificate of Incorporation”).

2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4. Section 9.1(c) is hereby added to Article IX as follows:

(c) In the event that the Corporation has not consummated an initial Business Combination within 15 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination by an additional nine months pursuant to nine one-month extensions, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the lesser of (x) $175,000 or (y) $0.055 per share for each public share that is not redeemed in connection with the Special Meeting for each such one-month extension until January 24, 2024 unless the closing of the Company’s initial business combination shall have occurred (the “Extension Payment”) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with Section 9.2.

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IN WITNESS WHEREOF, DUET Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 20th day of April, 2023.

DUET ACQUISITION CORP.

By:	/s/ Yeoh Oon Lai
Name:	Yeoh Oon Lai
Title:	Co-Chief Executive Officer

[Signature Page to the Amendment to the Amended and Restated Certificate of Incorporation]